Exhibit 13.1

Certification of the Chief Executive Officer as required by

Rule 13a-14(b) of the Securities Exchange Act of 1934

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Katie Field, Interim Chief Executive Officer and Director of Akanda Corp. (the “Company”), hereby certifies that, to the best of her knowledge:

1.	The Company’s Annual Report on Form 20-F for the period ended December 31, 2023, to which this Certification is attached as Exhibit 13.1 (the “Annual Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.	The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 1, 2024

/s/ Katie Field
Katie Field
Interim Chief Executive Officer and Director

This certification accompanies the Form 20-F to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Akanda Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 20-F), irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.